Press Release

COWEN AND CEFC CHINA ANNOUNCE MUTUAL AGREEMENT
TO WITHDRAW FROM FILING WITH THE COMMITTEE ON FOREIGN INVESTMENT
IN THE UNITED STATES (CFIUS)

NEW YORK, NY — November 24, 2017 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) and CEFC China Energy Company Limited (“CEFC China”) today announced that given the rapidly approaching end of the CFIUS review period, they mutually agree to withdraw from the current filing with CFIUS and not to pursue the previously announced transaction associated with the filing (“the Transaction”) due to delays and uncertainty in securing approval from CFIUS.

“Given how challenging the CFIUS approval process has been, both we and CEFC China believe that it is in our best interests to withdraw at this time,” said Peter A. Cohen, Chairman and CEO of Cowen. “Regardless, Cowen will continue to remain committed to developing strategic alliances for the purposes of creating shareholder value.”

As previously announced, on March 29, 2017, Cowen entered into the Transaction with an affiliate of CEFC China, pursuant to which the Company agreed to issue and sell to CEFC China shares representing 19.9% of the outstanding shares of Class A Common Stock, for an aggregate purchase price of approximately $100 million. CEFC China had also agreed to provide Cowen with $175 million in debt financing concurrently with the closing of the equity investment.

About Cowen Inc.
Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

Media Contacts:
Cowen Inc.
Lynda Caravello
646-562-1676
lynda.caravello@cowen.com

Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com